Exhibit 3.1

AMENDMENT
TO THE
AMENDED AND RESTATED
BYLAWS
OF
CHINDEX INTERNATIONAL, INC.

(Adopted February 17, 2014)

In accordance with Paragraph Eighth of the Restated Certificate of Incorporation of the Corporation and Article XI of the Amended and Restated Bylaws (the “Bylaws”) of the Corporation, the Bylaws are hereby amended as follows:

(i)            A new Article XII of the Bylaws is hereby created.  It is titled “Forum for Adjudication of Disputes” and reads as follows:

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity owning, purchasing, or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.